Exhibit 99.1

POWER OF ATTORNEY

TO WHOM IT MAY CONCERN:

KNOW ALL MEN BY THESE PRESENTS, that Marubeni Corporation, a corporation duly organized and existing under the laws of Japan, with its principal office at 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan (hereinafter called the “Company”),

DOES HEREBY constitute, designate and appoint

Takashi Fujinaga,

General Manager of Overseas Power Project Dept. - III,

Power Projects Division, Power Projects & Plant Group, the Company

Hiromichi Mizuno,

Deputy General Manager of Overseas Power Project Dept. - III,

Power Projects Division, Power Projects & Plant Group, the Company

Joichi Shimoichi,

General Manager of Power Investment Team I,

Overseas Power Project Dept. -III, Power Projects Division,

Power Projects & Plant Group, the Company

as the Company’s true and lawful attorney-in-fact, in the Company’s name, place and stead, with full powers of substitution and revocation, to execute and deliver agreements and other documents in relation to InfraREIT, Inc. (HIFR), Regulated Transmission and Distribution Business in Texas

and to do any and all acts and deeds as the said attorney-in-fact may deem requisite, necessary or proper to be done in connection therewith, all in the name and on behalf of the Company, hereby ratifying and confirming all that the said attorney-in-fact shall do pursuant to the power hereunder granted.

This Power of Attorney has been drawn up in the city of Tokyo, Japan on this 27th day of July, 2015 and shall remain in full force and effect until further notice.

Marubeni Corporation

By:	/s/ Shigeru Yamazoe
Shigeru Yamazoe Senior Executive Vice President, Member of the Board